Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

AS OF DECEMBER 31, 2020

The following summary of certain provisions of the securities of Rush Street Interactive, Inc. (“RSI,” “we,” “our” or the “Company”) does not purport to be complete. You should refer to our second amended and restated certificate of incorporation (our “Charter”) and amended and restated bylaws (“Bylaws”), the Warrant Agreement, dated as of February 20, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”) and each of the other documents referenced herein, which are attached as exhibits to the Annual Report on Form 10-K to which this Description of Securities is part. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), as applicable.

As of December 31, 2020, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1945, as amended, our Class A common stock and our warrants to purchase Class A common stock.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 951,000,000 shares, consisting of:

•	1,000,000 shares of preferred stock, par value $0.0001 per share;

•	750,000,000 shares of Class A common stock, par value $0.0001 per share; and

•	200,000,000 shares of Class V voting stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with holders of Class V voting stock as a single class on all matters presented to the stockholders of Rush Street Interactive, Inc. (the “Company”) for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Pursuant to the Charter (i) the vote of holders of Class A common stock will not be required to amend, alter, change, add to or repeal the Bylaws so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement entered into in connection with the Business Combination (the “Investor Rights Agreement”), (ii) for so long as the sellers in the Business Combination completed by the Company on December 29, 2020 (the “Sellers”) and their permitted transferees (as defined in the Investor Rights Agreement, the “Permitted Transferees”) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iii) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Charter, and (v) without limiting clause (iv), at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of preferred stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company (the “Board”) out of funds legally available therefor.

Liquidation, Dissolution and Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having preference over the Class A common stock, then outstanding, if any.

Other Matters and Rights. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of preferred stock of the Company that the Company may issue in the future.

Class V Voting Stock

Voting Rights. Each holder of Class V voting stock is entitled to one vote for each share of Class V voting stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class V voting stock will vote together with holders of Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V voting stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Pursuant to the Charter (i) the vote of holders of Class V voting stock will not be required to amend, alter, change, add to or repeal the Bylaws so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iii) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent with the Bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Charter, and (v) without limiting clause (iv) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of preferred stock.

Dividend Rights. The holders of the Class V voting stock will not participate in any dividends declared by the Board.

Liquidation, Dissolution and Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class V voting stock are not entitled to receive any assets of the Company.

Other Matters and Rights. The holders of shares of Class V voting stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V voting stock.

Issuance and Retirement of Class V Voting Stock. In the event that any outstanding share of Class V voting stock ceases to be held directly or indirectly by certain holders thereof, such share will automatically be transferred to the Company for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V voting stock after the adoption of the Charter other than in connection with the valid issuance or transfer of a Class A common unit of Rush Street Interactive, LP in accordance with the governing documents of the Company.

Preferred Stock

The Charter authorizes the Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock of the Company. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of the Company by restricting dividends on the Class A common stock, diluting the voting power of the Class V voting stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of dMY Technology Group, Inc.’s initial public offering (the “IPO”) and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A common stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require certain holders of the warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 day’s prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Class A Common Stock. Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•	if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding public warrants, as described above; and

•	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

No fractional Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above under “— Redemption of Warrants for Cash”, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement registering the public shares, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants and Working Capital Warrants

The private placement warrants and working capital warrants (including the Class A common stock issuable upon exercise of the private placement warrants and working capital warrants) are not transferable, assignable or salable until 30 days after the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants and initial holders of the working capital warrants) and they will not be redeemable by us so long as they are held by the initial holder of such private placement warrants and working capital warrants or its permitted transferees (except for a number of shares of Class A common stock as described under “— Redemption of warrants for Class A common stock”). The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants and working capital warrants on a cashless basis. If the private placement warrants or working capital warrants are held by holders other than the initial holders or their permitted transferees, the private placement warrants and working capital warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants or working capital warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Charter, Bylaws, the Investor Rights Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our Bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Exclusive Forum

The Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or Company stockholder to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers, other employees or Company stockholders arising pursuant to any provision of the DGCL, the Charter or our Bylaws, or (iv) any action asserting a claim against us, our directors, officers, other employees or Company stockholders governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Court of Chancery in the State of Delaware; provided, however, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such actions, the Charter provides that the sole and exclusive forum shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant.

In addition, the Charter requires, unless we consent in writing to the selection of an alternative forum, that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This provision in the Charter does not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The “Charter provides that any equity interests of the Company owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either us or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

Our gaming activities are regulated by gaming authorities in each jurisdiction in which we operate. To operate in any given gaming jurisdiction, we and our directors, officers, certain other key employees and, in certain cases, our significant stockholders, must be found suitable by the relevant gaming authority. Gaming authorities typically have broad discretion in determining whether an applicant is suitable to conduct or be associated with gaming activities within a given jurisdiction. Though criteria for suitability varies by jurisdiction, such criteria generally include (among other things) an evaluation of the applicant’s reputation for good character, criminal and financial history and character of those with whom the applicant associates. Our association with individuals or entities that are or are likely to be deemed unsuitable in any particular jurisdiction would present risk to our ability to obtain or maintain the gaming license we need to operate in such jurisdiction.

Transfer Agent and Registrar

The transfer agent for our Class A common stock and warrants is Continental Stock Transfer & Trust Company.

Subsequent Events

On February 22, 2021, the Company provided notice to the holders of the public warrants that their warrants will be redeemed in accordance with the terms of such warrants effective March 24, 2021. Any such warrants outstanding on such date were redeemed.